UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 6, 2011

ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

001-32935	88-0331369
(Commission File Number)	(IRS Employer Identification No.)

9320 Priority Way West Drive, Indianapolis, Indiana 46240
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (317) 569-8234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective October 6, 2011, PrairieStone Pharmacy, LLC (“PrairieStone”), a limited liability company, and Arcadia Resources, Inc. (“Arcadia” or the “Company”) entered into a Forbearance Agreement (the “Forbearance Agreement”) with H.D. Smith Wholesale Drug Co. (“HD Smith”) related to the Line of Credit and Security Agreement (the “HD Smith LOC Agreement”), the Line of Credit Note (the “HD Smith Note”) and the Unlimited Continuing Guaranty in favor of HD Smith (the “Guaranty”), all dated as of April 23, 2010.  The HD Smith LOC Agreement, the HD Smith Note, the Guaranty and all other related loan documents are collectively referred to as the “HD Smith Loan Agreements.”

As previously reported on the Company’s Current Report on Form 8-K filed October 5, 2011, HD Smith notified PrairieStone on September 29, 2011 that PrairieStone is in default of its obligations under the HD Smith Loan Agreements.  In lieu of exercising certain rights and remedies under the HD Smith Loan Agreements, HD Smith, the Company and PrairieStone entered into the Forbearance Agreement.  During the Forbearance Period (as defined below), HD Smith has agreed to forbear from exercising its rights under the HD Smith Loan Agreements to permit the Company and PrairieStone to seek a purchaser for all of PrairieStone’s member interests or substantially all of its assets (the “Sale Transaction”).  During the Forbearance Period, PrairieStone has agreed to operate the business in the ordinary course consistent with cash flow and collateral projections provided to HD Smith.  The Forbearance Period continues until the earlier of (a) November 18, 2011 or (b) two (2) business days following the receipt of notification from the prospective purchaser(s) that they no longer intend to pursue a potential Sale Transaction.

The proceeds of any Sale Transaction, if consummated, will be used to pay PrairieStone’s outstanding borrowings under the HS Smith Note, which currently are $4.8 million, plus accruing interest and any costs associated with enforcing HD Smith’s rights under the HD Smith Loan Agreements (the “HD Smith Payment Obligation”).  HD Smith has agreed to accept an amount not less than $2.0 million in full satisfaction of the HD Smith Payment Obligation.  In addition, any purchaser of the PrairieStone business would be obligated to assume any outstanding trade debt for pharmaceutical products purchased by PrairieStone from HD Smith.  In consideration of HD Smith entering into the Forbearance Agreement, (a) the Company has agreed to pay HD Smith a weekly cash payment equal to the decline, if any, in value of PrairieStone’s cash, inventory and accounts receivable collateral during the Forbearance Period (the “Collateral Maintenance Payment”); (b) the Company has put $100,000 cash in a reserve account held by HD Smith (the “Collateral Deposit Account “) to be drawn on by HD Smith in the event the Company fails to make any required Collateral Maintenance Payment; and (c) PrairieStone has paid outstanding accrued interest on the HD Smith Indebtedness as of October 1, 2011, and will make a further payment of accrued interest on November 1, 2011.  In the event the Collateral Deposit Account balance falls below $100,000, Arcadia has agreed to cause the potential purchaser of the business to deposit a sufficient amount of funds to bring the balance of the Collateral Deposit Account back to $100,000 within three (3) calendar days.  The Forbearance Agreement automatically terminates if Arcadia fails to fulfill this requirement.  Whether or not a Sale Transaction is completed, HD Smith shall have the right to any funds in the Collateral Deposit Account at the end of the Forbearance Period and will apply such funds to outstanding obligations of PrairieStone.

During the seven (7) days following the effective date of the Forbearance Agreement, PrairieStone and HD Smith will mutually agree on a plan to wind down the business in the event a Sale Transaction is not completed (the “Plan”).  If the Plan is mutually agreed, upon termination of the Forbearance Period (other than through a completed Sale Transaction), PrairieStone will (a) implement the Plan, (b) immediately surrender to HD Smith any Collateral not reasonably required to implement the Plan, and (c) pay to HD Smith weekly all PrairieStone cash receipts in excess of the amounts needed to pay budgeted cash expenses.  If a Plan is not mutually agreed and a Sale Transaction is not completed, at the end of the Forbearance Period PrairieStone has agreed to immediately surrender all Collateral to HD Smith.  HD Smith and PrairieStone are currently discussing the terms of the Plan.

As part of the Forbearance Agreement, PrairieStone has acknowledged that it is in default under the HD Smith LOC Agreement and HD Smith Note.  PrairieStone and Arcadia have agreed to waive and release all claims and defenses as of the effective date of the Forbearance Agreement and have waived a right to a jury trial.  Arcadia and PrairieStone have reaffirmed the terms of the applicable HD Smith Loan Agreements.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The matters reported in Item 1.01 are incorporated by reference in this Item 2.04.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2011	Arcadia Resources, Inc.

	By:	/s/ Matthew R. Middendorf
Matthew R. Middendorf
	Its:	Chief Financial Officer, Treasurer and
Secretary